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CONTACT: Arnold Tenney, Richard Mozer	Herbert Lanzet/DeeDee Lanzet
Devine Entertainment Corporation	H.L. Lanzet, Inc.
(416) 364-2282	(212) 888-4570

DEVINE ENTERTAINMENT SIGNS FOR NEW $8 MILLION
PRIMETIME MYSTERY SERIES WITH CHUM TELEVISION NETWORK

TORONTO, Ontario - June 26, 2006 — Devine Entertainment Corporation (NASD OTCBB: DVNNF) today announced that it has entered into license and financing agreements with CHUM Television for its new primetime mystery series entitled, Across the River to Motor City.  CHUM Television’s commitment is made up of a Canadian broadcast license fee and a portion of CHUM Television’s CTF funding envelope as a license fee top up and an equity investment in the series.  With Devine’s access to the Canadian and Ontario Government tax credit funding and the additional equity investments that Devine has committed, CHUM Television’s initial order of six episodes, budgeted at $8 million, is fully funded.  (All amounts are in Canadian dollars.)

Across the River to Motor City is a suspenseful tale focusing on two unforgettable characters spanning over forty years, in Canada and the United States. As a 1960’s insurance investigator in Windsor and Detroit, Ben Ford weathered the storms of those tumultuous years. Four decades later, a long-buried tragedy leads his daughter Kathleen to unravel the secrets that troubled her relationship with Ben - secrets he will risk everything to keep.

The series is being produced by Devine Entertainment in association with Jonsworth Productions and is slated to begin shooting this fall. Show-runner Robert Wertheimer co-created the series with head writer Denis McGrath. Robert Wertheimer, Denis McGrath, Richard Mozer and David Devine are executive producers.

David Devine, President and CEO remarked, “We are very enthusiastic about CHUM Television’s strong commitment to this ambitious new primetime series. This agreement ensures the first phase of Devine’s production slate for 2006 and 2007. We could not have better creative business partners than CHUM Television and Jonsworth.”

“Across the River to Motor City sees CHUM continue and grow our commitment to primetime Canadian drama that connects with our viewers,” said Roma Khanna, Senior Vice President, Content, CHUM Television. “We will be bringing our audiences strong, dynamic, original storylines that combine universal appeal with a uniquely Canadian perspective.”

“We are very excited about this new mystery series”, said Diane Boehme, Senior Director, Independent Production, CHUM Television. “Across the River to Motor City offers engaging characters and a unique perspective that has not previously been explored on television.”

Five-time Emmy Award-winning Devine Entertainment Corporation develops, produces and distributes children’s and family entertainment for the theatrical motion picture, television and Video/DVD marketplace worldwide. Their film series on landmark Composers’, Inventors’ and Artists’ are critically acclaimed and broadcast in over 50 countries. The Company recently completed its first feature film for theatrical release, Bailey’s Billion$, which was released in North America on August 5, 2005 and is currently being distributed worldwide. Headquartered in Toronto, the Company's common shares trade on the NASD OTCBB market in the U.S. under the symbol DVNNF. The Company's corporate website is www.devine-ent.com.

CHUM Television is a division of CHUM Limited (TSX:CHM/CHM.B, www.chumlimited.com), one of Canada's leading media companies and content providers which owns and operates 33 radio stations, 12 local television stations and 21 specialty channels. CHUM’s original content is seen in over 130 countries worldwide and is distributed via new media platforms, including interactive television, wireless services and exclusive CHUM-branded Internet properties.

This press release may contain forward-looking statements relating to the future performance of Devine Entertainment Corporation. Forward-looking statements, specifically those concerning future performance and the achievement of operating profitability are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include the market acceptance of the Company’s products and services; competition within the film and entertainment industry and the introduction of new entrants and/or products in the Company’s markets; adverse changes in governmental regulations and policies affecting the film and entertainment industry; product development risks and risks of technological change; the risk of unanticipated expenses; and other risks and uncertainties all as described in the disclosure documents filed with securities regulatory authorities in accordance with applicable securities laws. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements are made, no assurances can be given as to future results, levels of activity and achievements. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The Company assumes no obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.